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                                                                   EXHIBIT 99.1

                        MEADOWBROOK INSURANCE GROUP, INC.
                                   (NYSE: MIG)

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CONTACT:        CAROL SEGAL ZIECIK
                VICE PRESIDENT - CORPORATE COMMUNICATIONS
                (248) 204-8162

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            MEADOWBROOK INSURANCE GROUP, INC. EXPECTS NO SIGNIFICANT
                    NET FINANCIAL IMPACT FROM HURRICANE RITA

                              SOUTHFIELD, MICHIGAN
                                OCTOBER 11, 2005

Meadowbrook Insurance Group, Inc. (NYSE/MIG) today reported that the Company does not expect its net losses related to Hurricane Rita to be material.

Meadowbrook President and Chief Executive Officer Robert S. Cubbin commented, "Similar to our recent loss experience associated with Hurricane Katrina, we expect no significant financial impact from Hurricane Rita."

Mr. Cubbin further explained, "Generally, our insurance programs are structured to avoid geographic concentration of risks that might lead to natural or intentionally caused catastrophic events."

Meadowbrook will now report losses associated with Hurricane Rita in tandem with Hurricane Katrina losses for the combined disaster reporting system as required by the States of Florida, Alabama, Mississippi, Louisiana and Texas.

Meadowbrook reminds its policyholders that the Company has added links to its website for its claimants to establish contact with designated claims personnel for the Company's insurance company subsidiaries: Star Insurance Company, Savers Property & Casualty Insurance Company, Williamsburg National Insurance Company, and Ameritrust Insurance Corporation.

ABOUT MEADOWBROOK INSURANCE GROUP
A leader in the alternative risk market, Meadowbrook is a program-based risk management company, specializing in alternative risk management solutions for agents, brokers, and insureds of all sizes. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook's corporate web site at www.meadowbrook.com.


Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words "believes", "expects", "anticipates", "estimates", or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.